Exhibit 99.2
Chart Industries CEO To Utilize Stock Trading Plan
Cleveland, OH — March 15, 2007 — Chart Industries, Inc. (NASDAQ: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, today announced that Samuel F. Thomas, Chief Executive Officer and President of Chart Industries, will sell shares under a previously established stock trading plan in accordance with Rule 10b5-1 under the Securities Exchange Act. Rule 10b5-1 permits corporate officers and directors who are not then in possession of material non-public information to establish pre-arranged plans to buy or sell stock. The rule allows individuals to buy or sell shares of stock at a specific price in the future, regardless of any subsequent material non-public information that the individual may possess at the time of such purchase or sale transaction.
Under the plan, Mr. Thomas will sell up to 60,000 shares beginning on March 22, 2007 and ending on April 30, 2007 at or above pre-determined prices set forth in his plan and subject to the market price of Chart’s common stock. The plan provides for the orderly sale of Mr. Thomas’s common stock to pay income taxes on gains realized upon the exercise of options exercised in 2006, with the goal of minimizing any market impact and avoiding any concerns about the timing of the transactions.
Transactions under this plan will be disclosed publicly through Form 144 and Form 4 filings as required by the Securities and Exchange Commission. Other officers and directors of Chart may also establish stock trading plans under Rule 10b5-1 in the future.
This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to the trading plan described above. These forward-looking statements are based upon current plans and expectations. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside Chart’s control. These risks, uncertainties and other factors are described from time to time in Chart’s reports filed with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which such statement is made, and Chart undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Chart is a leading global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located in eight states and an international presence in Australia, China, the Czech Republic, Germany and the United

Kingdom. For more information, visit: http://www.chart-ind.com. Chart undertakes no obligation to update publicly or revise any information included in this release.
For more information, click here:
http://www.chart-ind.com/investor_relations.cfm/?b=1444&l=1
Contact:
Michael F. Biehl
Executive Vice President
Chief Financial Officer
and Treasurer
440-544-124
michael.biehl@chart-ind.com